Exhibit 99.2

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Financial Statements
December 31, 2016

(With Independent Auditors' Report Thereon)

Independent Auditors' Report
The Management Committee
 Portland Natural Gas Transmission System:
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Portland Natural Gas Transmission System and subsidiary, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statement of income, comprehensive income, changes in partners' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the 2016 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Portland Natural Gas Transmission System and subsidiary as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
 March 30, 2017

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Balance Sheet
December 31, 2016
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$14,027
Accounts receivable	9,431
Related party receivables	79
Prepaid expenses and other	1,962
Total current assets	25,499
Property, plant and equipment:
In-service natural gas transmission plant	494,103
Construction work in progress	91
Total property, plant and equipment	494,194
Less: Accumulated provision for depreciation and amortization	195,661
Property, plant and equipment, net	298,533
Total assets	$324,032

Liabilities and Partners' Equity
Current liabilities:
Current maturities of long-term debt	$28,590
Accounts payable and accrued expenses	2,322
Related party payables	1,031
Distributions payable	6,000
State income taxes payable	82
Total current liabilities	38,025
Long-term debt	23,610
Deferred state income taxes	10,189
Total liabilities	71,824
Partners' equity:
Partners' capital	254,784
Accumulated other comprehensive loss	(2,576)
Total partners' equity	252,208
Total liabilities and partners' equity	$324,032

The accompanying notes are an integral part of these consolidated financial statements.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Statement of Income
Year ended December 31, 2016
(In thousands)

Operating revenue	$69,440
Operating expenses:
Operations and maintenance	7,778
Depreciation and amortization	9,874
Taxes other than income	8,209
Operating expenses	25,871
Operating income	43,569
Financial charges and other expenses/(income):
Interest expense	3,922
Amortization of realized loss on derivative financial instruments	1,290
Other income	(613)
Other expenses, net	4,599
Net income before income taxes	$38,970
State income taxes:
Current	1,372
Deferred	(261)
1,111
Net income	$37,859

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Statement of Comprehensive Income
Years ended December 31, 2016
(In thousands)

Net income	$37,859
Other comprehensive income:
Amortization of realized loss on derivative financial instruments	1,290
Total comprehensive income	$39,149

The accompanying notes are an integral part of these consolidated financial statements.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Statement of Cash Flows
Years ended December 31, 2016
(In thousands)

Cash flows from operating activities:
Net income	$37,859
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	9,874
Allowance for equity funds used during construction	(3)
Amortization of deferred financing charges	314
Amortization of realized loss on derivative financial instruments	1,290
Deferred state income tax recovery	(261)
Asset and liability changes:
Accounts receivable	(1,558)
Prepaid expenses and other	(203)
Accounts payable and accrued expenses	355
Due to/from related parties	(1,602)
Net cash provided by operating activities	46,065

Cash flows used in investing activities:
Capital expenditures	(506)
Net cash used in investing activities	(506)

Cash flows used in financing activities:
Distributions to partners	(31,000)
Principal payments on long-term debt	(16,470)
Net cash used in financing activities	(47,470)
Net change in cash and cash equivalents	(1,911)
Cash and cash equivalents at beginning of year	15,938
Cash and cash equivalents at end of year	$14,027

Supplemental disclosure for cash flow information:
Cash paid for interest, net of amount capitalized
Cash paid for state income taxes	$2,826
$1,671

The accompanying notes are an integral part of these financial statements.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Consolidated Statement of Changes in Partners' Equity
(In thousands)

	Northern New England Investment Company	TCPL Portland Inc.	TC PipeLines Intermediate Limited Partnership
				Accumulated Other Comprehensive Income (Loss)
					Total Partners' Equity

Partners' equity at December 31, 2015	$93,401	150,524	-	(3,866)	240,059
Sale of partnership interest	-	(121,718)	121,718	-	-
Net income	14,496	4,471	18,892	-	37,859
Other comprehensive income	-	-	-	1,290	1,290
Distributions to partners	(10,338)	(3,189)	(13,473)	-	(27,000)
Partners' equity at December 31, 2016	$97,559	30,088	127,137	(2,576)	252,208

The accompanying notes are an integral part of these financial statements.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

1.	Description of Business
Portland Natural Gas Transmission System (the Partnership) is a Maine general partnership formed in 1993. The partners and ownership percentages effective January 1, 2016 were as follows:
Partner	Ownership
TC PipeLines Intermediate Limited Partnership (TCILP)	49.90%
Northern New England Investment Company (NNEIC)	38.29%
TCPL Portland Inc. (TCPL Portland)	11.81%
Prior to January 1, 2016, the Partnership was owned 61.71 percent by TCPL Portland, an indirect subsidiary of TransCanada Corporation (TransCanada), and 38.29 percent by NNEIC, a subsidiary of Gaz Métro Inc. On January 1, 2016, TCPL Portland sold 49.90 percent interest in the Partnership to an affiliate, TCILP.  TCILP's parent, TC PipeLines, LP, is also an indirect subsidiary of TransCanada. The Partnership is managed by a Management Committee that consists of three members. Each partner designates one member to the committee and each member votes in proportion to the partner's ownership percentage.  The Partnership owns 99 percent of PNGTS Operating Co., LLC (PNGTS-OpCo), a Massachusetts limited liability company that provides management services to the Partnership.
The Partnership owns a 295-mile natural gas pipeline, which includes 107 miles of jointly owned pipeline facilities (the Joint Facilities) with Maritimes and Northeast Pipeline L.L.C. (MNE), extending from United States-Canadian border near Pittsburg, New Hampshire to Dracut, Massachusetts. The Joint Facilities extends from Westbrook, Maine to Dracut, Massachusetts and the Partnership owns 31.6 percent of the undivided ownership interest based on contractually agreed upon percentages. M&N Operating Company, LLC, a subsidiary of MNE, operates and maintains the Joint Facilities on behalf of the joint ownership.
2.	Summary of Significant Accounting Policies
(a)	Basis of Presentation and Principles of Consolidation
The Partnership maintains its accounts in accordance with United States (US) generally accepted accounting principles (GAAP). The financial statements and accompanying notes include the consolidated financial position and result of operations of the Partnership and PNGTS-OpCo. The Partnership records only its proportionate share of the jointly controlled assets of the Joint Facilities. Amounts are stated in US dollars.
(b)	Use of Estimates
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities during the reported period. Although management believes these estimates are reasonable, actual results could differ from these estimates in the consolidated financial statements and accompanying notes.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

(c)	Cash and Cash Equivalents
The Partnership's cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less and are recorded at cost, which approximates fair value.
(d)	Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest, except for those receivables subject to late charges. The Partnership maintains an allowance for doubtful accounts for estimated losses on accounts receivable, if it is determined the Partnership will not collect all or part of the outstanding receivable balance. The Partnership regularly reviews its allowance for doubtful accounts and establishes or adjusts the allowance as necessary using the specific‑identification method. Account balances are charged to the allowance after all means of collection have been exhausted and the potential for recovery is no longer considered probable. There was no allowance for doubtful accounts recorded in 2016.
(e)	Accounting for Regulated Operations
The Partnership's natural gas pipeline is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Financial Accounting Standards Board Accounting Standards Codification (ASC) 980, Regulated Operations, provides that rate regulated enterprises account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. The Partnership evaluates the continued applicability of regulatory accounting, considering such factors as regulatory charges, the impact of competition, and the ability to recover regulatory assets as set forth in ASC 980.
(f)	Property, Plant and Equipment
Property, plant and equipment are recorded at their original cost of construction. For assets the Partnership constructs, direct costs, such as labor and materials, and indirect costs, such as overhead, interest, and an equity return component on regulated businesses as allowed by the FERC, are capitalized. The Partnership capitalizes major units of property replacements or improvements and expenses minor items.
The Partnership uses the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The depreciation rate is applied to the total cost of the group until its net book value equals its salvage value. All asset groups are depreciated using depreciation rates approved in the Partnership's last rate proceeding. Currently, the Partnership's depreciation rates vary from 2% to 20% per year. Using these rates, the remaining depreciable life of these assets ranges from 5 to 40 years.
When property, plant and equipment are retired, the Partnership charges accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell, or dispose of the assets, less their salvage value. The Partnership does not recognize a gain or loss unless an entire operating unit is sold or retired. The Partnership includes gains or losses on dispositions of operating units in income.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

The Partnership capitalizes a carrying cost on funds invested in the construction of long‑lived assets. This carrying cost includes a return on the investment financed by debt and equity allowance for funds used during construction (AFUDC). AFUDC is calculated based on the Partnership's average cost of debt and equity. Capitalized carrying costs for AFUDC debt and equity are reflected as an increase in the cost of the asset on the consolidated balance sheets.
(g)	Long‑Lived Assets
Long‑lived assets, such as property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third‑party independent appraisals, as considered necessary.
(h)	Revenue Recognition
The Partnership's revenues are primarily generated from transportation services. Revenues for all services are based on the quantity of gas delivered or subscribed at a price specified in the contract. For the Partnership's transportation services, reservation revenues are recognized on firm contracted capacity ratably over the contract period regardless of the amount of natural gas that is transported. For the Partnership's interruptible or volumetric‑based services, the Partnership records revenues when physical deliveries of natural gas are made at the agreed‑upon delivery point. The Partnership does not take ownership of the gas that it transports. The Partnership is subject to FERC regulations, and as a result, revenues the Partnership collects may be subject to refund in a rate proceeding. The Partnership establishes provision for these potential refunds. As of December 31, 2016, no refund provisions were reflected in these consolidated financial statements.

(i)	Asset Retirement Obligations
The Partnership accounts for asset retirement obligations pursuant to the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Partnership to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long lived assets that result from the acquisition, construction, development, and/or normal use of the assets. ASC 410-20 also requires the Partnership to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is to be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

The fair value of a liability for an asset retirement obligation is recorded during the period in which the liability is incurred, if a reasonable estimate of fair value can be made.  The Partnership has determined that asset retirement obligations exist for certain of its transmission assets; however, the fair value of the obligations cannot be determined because the end of the transmission system life is not determinable with the degree of accuracy necessary to currently establish a liability for the obligations.
The Partnership has determined it has legal obligations associated with its natural gas pipelines and related transmission facilities. The obligations relate primarily to purging and sealing the pipelines if they are abandoned. The Partnership is also required to operate and maintain its natural gas pipeline system, and intends to do so as long as supply and demand for natural gas exists, which the Partnership expects for the foreseeable future. Therefore, the Partnership believes its natural gas pipeline system assets have indeterminate lives and, accordingly, has recorded no asset retirement obligation as of December 31, 2016. The Partnership continues to evaluate its asset retirement obligations and future developments that could impact amounts it records.
(j)	Derivative Instruments and Hedging Activities
The Partnership recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.
The Partnership only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Partnership formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Partnership also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in the hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivatives is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
The Partnership discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the cash flow hedge is de-designated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Partnership continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Partnership discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income related to the hedging relationship.

(k)	Debt Issuance Costs
The Partnership records costs related to the issuance of debt as a deduction from the carrying amount of debt and use the effective-interest rate method to amortize the costs over the term of the related debt. Refer also to Note 3 for changes in accounting policies for 2016.
(l)	Operating Leases
The Partnership has non-cancelable operating leases for office space and rights-of-way.  The Partnership records rent expense straight-line over the life of the lease.
(m)	Contingencies
The Partnership recognizes liabilities for contingencies when it has an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, the Partnership accrues a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.
(n)	Income Taxes
Federal and certain state income taxes are the responsibility of the partners and are not reflected in these consolidated financial statements.  In instances where the Partnership is subject to state income taxes, the liability method is used to account for taxes. The liability method requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.
(o)	Fair Value Measurements
For cash and cash equivalents, receivables, accounts payable and certain accrued expenses, the carrying amount approximates fair value due to the short maturities of these instruments.  For long-term debt instruments, fair value is estimated based upon market values (if applicable) or on the current interest rates available to the Partnership for debt with similar terms and remaining maturities.  Considerable judgment is required in developing these estimates.
3.	Accounting Changes
(a)	Changes in Accounting Policies for 2016
Consolidation

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

In April 2015, the Financial Accounting Standards Board (FASB) issued new guidance on consolidation, which requires that an entity evaluate whether it should consolidate certain legal entities.  All legal entities are subject to reevaluation under the revised consolidation model.  This guidance became effective beginning January 1, 2016 and was applied retrospectively to the consolidated financial statements presented.  The application of this guidance did not result in any change to the Partnership's consolidation conclusions.
In October 2016, the FASB issued an updated guidance on consolidation, under which a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interest in their entirety. Instead, single decision maker is required to include those interests on a proportionate basis consistent with the indirect interests held through other related parties. Entities that already have adopted the amendments in February 2015 update are required to apply the amendments in this update retrospectively to all relevant prior periods beginning with the fiscal year in which the amendments were applied.  The application of this guidance did not result in any change to the Partnership's consolidation conclusions.
Imputation of interest
In April 2015, the FASB issued an amendment of previously issued guidance on imputation of interest, which requires debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liabilities, consistent with debt discount or premiums. In addition, amortization of debt issuance costs should be reported as interest expense. The recognition and measurement for debt issuance costs would not be affected. The guidance was effective on January 1, 2016. Amortization of debt issuance costs was reported as interest expense in the Partnership's consolidated statements of income. Refer also to Note 6-Long Term Debt for the presentation of debt issuance costs.
Statement of Cash Flows
In August 2016, the FASB issued an amendment of previously issued guidance, which intends to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however, since early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The application of this guidance did not have an impact on the Partnership's consolidated statements of cash flows.
(b)	Future Accounting Changes
Revenue from contracts with customers
In 2014, the FASB issued new guidance on revenue from contracts with customers. Current guidance allows for revenue recognition when certain criteria are met. The new guidance requires that an entity recognizes revenue with a five step model. This model is used to depict the transfer of promised goods or services to customers in an amount that reflects the total consideration to which the company expects to be entitled, during the term of the contract, in exchange for those goods or services. The Partnership will adopt the new standard on the effective date of January 1, 2018. There are two methods in which the new standard can be applied: (1) retrospectively to each prior reporting period

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

presented, or (2) retrospectively with the cumulative effect recognized at the date of initial application. The Partnership is evaluating both methods of adoption as it works through its analysis. The Partnership has identified all existing customer contracts or groups of contracts to identify any significant differences and the impact on revenues as a result of implementing the new standard. As the Partnership continues its contract analysis, it will also quantify the impact, if any, on prior period revenues. The Partnership will address any system and process changes necessary to compile the information to meet the disclosure requirements of the new standard. As the Partnership is currently evaluating the impact of this standard, it has not yet determined the effect on its consolidated financial statements.
Leases
In February 2016, the FASB issued new guidance, which requires lessees to recognize most leases, including operating leases, on the balance sheet as lease assets and lease liabilities. In addition, lessees will be required to reassess assumptions associated with existing leases as well as to provide expanded qualitative and quantitative disclosures. The new standard does not make extensive changes to lessor accounting. The new guidance is effective January 1, 2019, however, the Partnership is evaluating the option to early adopt.  The Partnership is currently identifying existing lease agreements that are within the scope of the new guidance that may have an impact on its consolidated financial statements as a result of adopting the new guidance.
4.	Commitments and Contingencies
(a)	Regulatory Matters
The FERC regulates the rates and charges for transportation of natural gas in interstate commerce.  Natural gas companies may not charge rates that have been determined to be unjust and unreasonable by the FERC. The rates for interstate pipelines are based on the cost of service, including recovery of and a return on the pipeline's actual prudent historical cost investment. The rates and terms and conditions for service are found in each pipeline's FERC-approved tariff. Under its tariff, an interstate pipeline is allowed to charge for its services on the basis of stated transportation rates.  Transportation rates are established periodically in FERC proceedings known as rate cases. The tariff also allows the interstate pipeline to provide services under negotiated and discounted rates.

Rate Cases
On February 19, 2015, FERC issued Opinion 510-B and Opinion 524-A with respect to the Partnership's two outstanding rate cases from 2008 and 2010 and the FERC approved final tariffs of $0.8543 per dekatherm.
Other Regulatory Matters

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

In 1999, FERC approved a cost of service model establishing levelized rates for the Partnership's customers over a twenty year period. This model qualified as a phase in plan under ASC 980-340-25, Regulated Operations – Other Assets and Deferred Costs – Recognition. As this plan relates to assets constructed subsequent to January 1, 1998, no amount may be deferred on the balance sheets as a regulatory asset. Accordingly, the regulatory imposed deferral of costs under this model has not been reflected as an asset in the GAAP consolidated financial statements.
For regulatory filing purposes, on its December 31, 2016 FERC Form 2 filing the Partnership recognized a $48.0 million regulatory asset for certain costs that were intended to accumulate over years one to ten of the twenty year rate levelization period and then be recovered during years eleven to twenty.  During 2010, the Partnership began amortizing the regulatory asset in its FERC Form 2 filing in accordance with the FERC approved tariff schedule.

(b)	Operating Leases
The Partnership makes lease payments under non-cancelable operating leases on office space and rights-of-way. The Partnership's rent expense incurred was $0.1 million for the years ended December 31, 2016. The Partnership's future minimum lease payments are as follows:
(In thousands)
Year ending December 31,
2017	$146
2018	149
2019	113
2020	76
2021	27
Thereafter	345
$856

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

5.	Property, Plant and Equipment
The Partnership's property plant and equipment consisted of the following at December 31, 2016 in thousands of dollars:
Transmission plant	$493,730
General plant	194
Land	179
Construction work in progress	91
494,194
Less: Accumulated depreciation	195,661
$298,533

At December 31, 2016, the costs associated with the Joint Facilities included in transmission plant were $136.7 million and the associated accumulated depreciation was $54.4 million.
6.	Long‑Term Debt
The Partnership's outstanding long‑term debt consisted of the following at December 31, 2016 in thousands of dollars :

2003 Senior Secured Notes-5.9%, due 2018	$52,890
Unamortized debt expense	(690)
	52,200
Less: Current portion	28,590	*
	$23,610

*Includes the portion due at December 31, 2016 amounting to $5.5 million that was paid on January 3, 2017. Refer to Note 13 regarding Subsequent Events.
In 2003, under a Note Purchase Agreement, the Partnership borrowed $275 million of Senior Secured Notes (2003 Senior Secured Notes) at a 5.9 percent interest rate expiring December 31, 2018. At December 31, 2016, the outstanding balance of the 2003 Senior Secured Notes was $52.9 million. The 2003 Senior Secured Notes are secured by the Partnership's long-term firm shipper contracts and the partner's pledge of their equity and a guarantee of debt service for six months.
The Partnership is restricted under the terms of the Note Purchase Agreement from making cash distributions its partners unless certain conditions are met. Before a distribution can be made, the debt service reserve account must be fully funded and the Partnership's debt service coverage ratio for the preceding and succeeding twelve months must be 1.30 or greater. At December 31, 2016, the debt service coverage ratio was 2.41 for the twelve preceding months and 1.43 for the twelve succeeding months.  Therefore, the Partnership was not restricted to make any cash distributions.
At December 31, 2016, the Partnership was in compliance with all of its financial debt covenants.
Aggregate required repayment of long-term debt for the remaining two years is $52.9 million, with $28.6 million due in 2017 and $24.3 million due in 2018.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

7.	Derivative Instruments and Hedging Activities
In anticipation of a debt refinancing in 2003, the Partnership entered into forward interest rate swap agreements to hedge the interest rate on refinanced debt. These interest rate swaps were used to manage the impact of interest rate fluctuations and qualified as derivative financial instruments in accordance with ASC 815, Derivatives and Hedging. The Partnership settled its position with a payment of $20.9 million to counterparties at the time of the refinancing and recorded the realized loss in accumulated other comprehensive loss (AOCL) as of the termination date. The previously recorded AOCL is currently being amortized against earnings over the life of the debt instrument, the Partnership's 2003 Senior Secured Notes due 2018. At December 31, 2016, net unamortized loss included in AOCL was $2.6 million. The Partnership expects to reclassify $1.3 million from AOCL as amortization of realized loss on derivative financial instruments in 2017. The Partnership had no other derivative instruments during the year ended December 31, 2016.
8.	Fair Value Measurements
(a)	Fair Value Hierarchy
Under ASC 820, Fair Value Measurement, fair value measurements are characterized in one of three levels based upon the input used to arrive at the measurement. The three levels of the fair value hierarchy are as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.
•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 inputs are unobservable inputs for the asset or liability.
When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.
(b)	Fair Value Measurements
The carrying value of cash and cash equivalents, accounts receivable, related party receivables, accounts payable and accrued expenses and related party payables approximates their fair values due to the short maturity or duration of these instruments. The fair value of 2003 Senior Secured Notes was estimated based on quoted market prices for the same or similar debt instruments with similar terms and remaining maturities, which is classified as Level 2 in the "Fair Value Hierarchy", where the fair value is determined by using valuation techniques that refer to observable market data. The Partnership presently intends to maintain the current schedule of maturities for the 2003 Senior Secured Notes, which will result in no gains or losses on its repayment. The estimated fair value of 2003 Senior Secured Notes at December 31, 2016 was $54.5 million, respectively.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

9.	Transactions with Major Customers
For the year ended December 31, 2016, the Partnership had binding transportation agreements for long-term natural gas transportation with eight customers.  For the year ended December 31, 2016, the Partnership had five major customers that provided significant operating revenues, which individually comprise greater than ten percent of the Partnership's total operating revenues. At December 31, 2016, four customers individually owed the Partnership greater than ten percent of the Partnership's trade accounts receivable.
The transportation agreements contain a most favored nations clause (MFN Clause).  In the event the Partnership enters into a firm transportation contract with a term of two years or more and sets the transportation rate at a discount to the current recourse rate, the MFN Clause may be triggered, resulting in a requirement for the Partnership to offer the same discounted rate to the long-term customers.  The Partnership has not entered into any transportation agreements which would entitle any customers to the discount provisions contained in the MFN Clause.
10.	Transactions with Related Parties
The day-to-day management of the Partnership's affairs is the responsibility of PNGTS-OpCo pursuant to an operating agreement between PNGTS-OpCo and the Partnership effective October 2, 1996. PNGTS-OpCo has contracts with two wholly-owned subsidiaries of TransCanada, 9207670 Delaware, Inc. and 1120436 Alberta Ltd. (Service Companies), to perform its normal operational and administrative functions. For the year ended December 31, 2016, PNGTS-OpCo incurred total costs of $7.8 million primarily for services provided by the Service Companies.  The impact of these charges on the Partnership's income was $7.7 million.  At December 31, 2016, the Partnership owed $1.0 million, to the Service Companies classified as related party payables on the consolidated balance sheets.
For the year ended December 31, 2016, the Partnership provided transportation services to one customer affiliated with the Partnership.  Revenues from TransCanada Energy Ltd., a subsidiary of TransCanada, for 2016 was $2.5 million.  At December 31, 2016, the Partnership had outstanding receivables from TransCanada Energy Ltd. of $0.1 million classified as related party receivables on the consolidated balance sheet.
11.	Income Taxes
The state of New Hampshire imposes a business profits tax (BPT) levied at the partnership level.  In years prior to 2016, the Partnership filed the BPT return on a combined basis with certain TransCanada affiliates.  Beginning in 2016, the Partnership will file on a separate entity basis remitting its current BPT liability directly to the state of New Hampshire.
As a result of the BPT, the Partnership recognizes deferred taxes related to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.  The deferred taxes at December 31, 2016  relate primarily to utility plant.  For the year ended December 31, 2016, the New Hampshire BPT effective tax rate was 3.8 percent for both periods and was applied to taxable income.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
Notes to Consolidated Financial Statements
Year ended December 31, 2016

12.	Partner Distributions
The Partnership distributes its available cash less any required reserves that are necessary to comply with its debt covenants and/or appropriately conduct its business, as determined and approved by its Management Committee.  While the Partnership's debt repayments are not funded with cash calls to its partners, the Partnership has historically funded its scheduled debt repayments by adjusting its available cash for distribution, which effectively reduces the net cash that the Partnership distributes to its partners.  At the direction of the Management Committee, the Partnership makes quarterly distributions declared in the last period of the quarter and paid in the month following the quarter end.
For the year ended December 31, 2016, the Partnership paid distributions to its general partners of $31.0 million.
On December 16, 2016, the Management Committee of the Partnership declared a cash distribution in the amount of $6.0 million.  The distribution was paid on January 18, 2017.
13.	Subsequent Events
On January 3, 2017, the Partnership paid the amount due on December 31, 2016 on its 2003 Senior Secured Notes amounting to $6.3 million representing $5.5 million in principal and $0.8 million in interest pursuant to the terms of the Note Purchase agreement.  Under the agreement, any principal and interest that is due on a date other than a normal business day shall be made on the next succeeding business day without additional interest or penalty.
Subsequent events have been assessed through March 30, 2017, which is the date the financial statements were issued, and management of the Partnership has concluded there were no events or transactions during this period that would require recognition or disclosure in the consolidated financial statements other than those already reflected.